UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 27, 2011 athenahealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33689 (Commission File Number)	04-3387530 (IRS Employer Identification No.)

311 Arsenal Street, Watertown, MA (Address of principal executive offices)	02472 (Zip Code)
Registrant’s telephone number, including area code: 617-402-1000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On April 28, 2011, athenahealth, Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) for its 2011 annual meeting of stockholders (the “Annual Meeting”), which is to be held on Thursday, June 9, 2011, at 5:00 p.m. Eastern Time, at 400 North Beacon Street, Watertown, Massachusetts 02472. The Proxy Statement included a proposal to approve an amendment and restatement of the Company’s 2007 Stock Option and Incentive Plan (the “Plan”). Among the proposed changes to the Plan was an increase in the number of shares of the Company’s common stock (“Common Stock”) reserved for issuance under the Plan by 1,300,000.
     As of April 13, 2011, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were:
•	34,870,078 shares of Common Stock outstanding;

•	1,041,053 shares of Common Stock available for grant under the Plan;

•	3,322,863 shares issuable upon exercise of outstanding stock options granted under the Plan, with a weighted-average exercise price of $28.73 per share and a weighted average remaining contractual term of 7.5 years; and

•	648,808 shares of Common Stock reserved for issuance upon vesting of outstanding awards of restricted stock units granted under the Plan.
     On May 20, 2011, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Annual Meeting. The proposal to approve the Plan received an unfavorable recommendation from ISS because the shareholder value transfer, as determined by ISS, was greater than ISS’s company-specific allowable cap.
     On May 27, 2011, in response to the ISS recommendation, the Board of Directors of the Company approved a revision to the Plan to reduce the shareholder value transfer by inserting the following language as a new Section 3(b):
Effect of Awards. Effective for Awards granted on or after May 27, 2011, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), the grant of any Option or Stock Appreciation Right shall be deemed an Award of one share of Stock for each share of Stock actually subject to that Award, and the grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed an Award of 1.3 shares of Stock for each share of Stock actually subject to that Award. Any forfeiture, cancellation, or other termination (other than by exercise) of an Award shall result in the return of the shares subject to that Award to the reserved pool of shares of Stock under the Plan in the same ratios.
Additionally, the Plan prohibits (i) liberal share counting; (ii) returning shares tendered or held back upon exercise of a stock option or settlement of an award to cover the exercise price or tax withholding to the pool of shares available for issuance; and (iii) adding shares purchased on the open market by the Company to the shares available for issuance. If the Plan as revised (the “Revised Plan”) is approved by the Company's stockholders, there would be a total of 2,341,053 shares available for grant and the maximum number of shares available for grant as “full value” awards would be 1,800,810 shares (determined as of April 13, 2011). The Revised Plan will be presented for stockholder approval at the Annual Meeting.
     The foregoing is a summary description of certain terms of the Revised Plan and is qualified in its entirety by reference to the full text of the Revised Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
10.1	Amended and Restated athenahealth, Inc. 2007 Stock Option and Incentive Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

athenahealth, Inc.
(Registrant)
May 27, 2011	/s/ DANIEL H. ORENSTEIN
Daniel H. Orenstein SVP, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated athenahealth, Inc. 2007 Stock Option and Incentive Plan.